Exhibit 4.1

Execution Version

ENERNOC, INC.

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 7, 2017

2.25% Convertible Senior Notes due 2019

FIRST SUPPLEMENTAL INDENTURE, dated as of August 7, 2017 (this “Supplemental Indenture”), among EnerNOC, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”), to the Indenture, dated as of August 18, 2014 (the “Indenture”), between the Company and the Trustee.

WHEREAS, the Company has heretofore executed and delivered the Indenture, pursuant to which the Company issued its 2.25% Convertible Senior Notes due 2019 (the “Notes”) in the original aggregate principal amount of $160,000,000, convertible under certain circumstances into cash and/or shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), at the Company’s election;

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of June 21, 2017 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Enel Green Power North America, Inc., a Delaware corporation (“EGPNA”), Pine Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and solely with respect to a guarantee of certain obligations of EGPNA and Merger Sub, Enel S.p.A.;

WHEREAS, pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) with the Company, as the surviving entity in the Merger, becoming a wholly owned subsidiary of EGPNA;

WHEREAS, the Merger constitutes a Specified Corporate Event under the Indenture and Section 14.07 of the Indenture provides that in the case of any Specified Corporate Event, the Company shall execute and deliver to the Trustee a supplemental indenture, permitted under Section 10.01(j) of the Indenture, providing that the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into Reference Property;

WHEREAS, in connection with the Merger, each outstanding share of Company Common Stock will be converted into the right to receive an amount in cash equal to $7.67 in accordance with the terms of the Merger Agreement;

WHEREAS, pursuant to Section 10.01 of the Indenture, the Company and the Trustee may enter into indentures supplemental to the Indenture to, among other things, (i) make any change that does not adversely affect the rights of any Holder or (ii) in connection with any Specified Corporate Event, provide that the Notes become convertible into Reference Property and make such related changes to the terms of the Notes to the extent expressly required by Section 14.07;

WHEREAS, the Board of Directors of the Company by resolutions adopted on June 21, 2017, have duly authorized this Supplemental Indenture, and the entry into this Supplemental Indenture by the parties hereto is permitted by the provisions of the Indenture;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Section 17.05 of the Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and has satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

WITNESSETH:

2.

NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

(b) the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular;

(c) unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture; and

(d) Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 1.02. Reference Property. In accordance with Section 14.07(a) of the Indenture and pursuant to the terms of the Merger, a “unit of Reference Property” shall mean $7.67 in cash, and “Last Reported Sale Price” of a “unit of Reference Property” shall mean $7.67 in cash.

ARTICLE 2

EFFECT OF MERGER ON CONVERSION

Section 2.01. Conversion Right. From and after the date and time of the filing of the certificate of merger in connection with the Merger with the Secretary of State of the State of Delaware (the “Effective Time”), the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into an amount in cash equal to the product of (i) $7.67 and (ii) the Conversion Rate as of the date hereof.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

3.

Section 3.03 Successors. All agreements of the Company and the Trustee in this Supplemental Indenture will bind their respective successors.

Section 3.04. Addresses for Notices, Etc. Any notice or demand that by any provision of the Indenture or this Supplemental Indenture is required or permitted to be given or served by the Trustee or by the Holders on the Company shall be deemed to have been sufficiently given or made, for all purposes if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is filed by the Company with the Trustee) to EnerNOC, Inc., 100 Brickstone Square, Ste 300, Andover, Massachusetts 01810, Attention: General Counsel.

Section 3.05. Governing Law. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.06. Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.07. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.08. Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.09. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.10. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders, any benefit of any legal right or equitable right, remedy or claim under this Supplemental Indenture.

Section 3.11. Effectiveness. This Supplemental Indenture shall become effective upon, without further action by the parties hereto, the Effective Time.

[Signature Page Follows]

4.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

ENERNOC, INC.

By:	/s/ William G. Sorenson
Name: William G. Sorenson
Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President

SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE